Exhibit T3A-18

ARTICLES OF ORGANIZATION

OF

RECCMG, LLC

To the Secretary of State

of the State of Georgia

FIRST: The name of the limited liability company (the “Company”) is RECCMG, LLC.

SECOND: Management of the company is vested in its sole member. The name and the address of the initial member of the Company is as follows:

Caraustar Mill Group, Inc.

3100 Joe Jerkins Blvd.

Austell, GA 30106

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on this 19th day of November, 2002.

/S/ RICHARD S. STARLING
Richard S. Starling, Organizer